FIRST
                        QUARTER
                         REPORT
                          1995


                      STRAWBRIDGE
                      & CLOTHIER

                         [LOGO]

To Our Shareholders:

    For the first quarter of the fiscal year 1995, ended April 29, sales were $198,625,000 compared to $208,303,000 for the comparable period last year, a decrease of 4.7%. The Company incurred a loss for the quarter of $6,064,000 compared to a loss of $988,000 last year. Loss per share was $.58 in 1995's first quarter compared to a loss per share of $.10 in last year's first quarter.

    Sales for the quarter were negatively impacted by a fourteen day public transit strike which affected many of the Company's stores both in the city and the suburbs. In addition, unseasonably cool weather in the latter part of the quarter, a weakening in the overall economic climate and continued sluggish business in female apparel categories, were major contributors to the sales decreases.

    On April 21, 1995, the Company opened its first Strawbridge & Clothier Home Furnishings
Store in a former office building attached to the Concord Mall, New Castle County, Delaware.
Immediately following the successful opening of the new store, work commenced at the Concord Mall
Department store, for a major renovation to be completed in the fall.

    Just over two weeks later, on May 8th, Clover
Brandywine opened, on a site across Route 202 from the Concord Mall. This is Clover's second store in the state of Delaware. Also this spring, renovation work was completed on the Rising Sun
Clover store in the Olney section of Philadelphia and the Center Square Clover store in Whitpain
Township, Pennsylvania.

    Clover's 27th store, located at the Gallery, at Market Street East in Philadelphia is scheduled to open on August 7, 1995. This 130,000 sq.ft.
store will occupy the street level and second floor of the former Stern's Department store.

    The Annual Meeting of shareholders was held on Wednesday, May 24, 1995 in the Pennsylvania
Convention Center. The shareholders elected the four Directors nominated in the Company's proxy statement. The appointment of Ernst & Young LLP as the Company's independent auditors for fiscal
1995 was approved.


s/ FRANCIS R. STRAWBRIDGE III    s/ PETER S. STRAWBRIDGE
   Chairman of the Board            President

     STRAWBRIDGE
     & CLOTHIER       [LOGO]

==========================================================================
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)
==========================================================================

                               Thirteen Weeks Ended    Trailing Year Ended
                               --------------------   ---------------------
                                4/29/95    4/30/94     4/29/95     4/30/94
                               ---------  ---------   ---------   ---------
Net sales                       $198,625   $208,303    $993,846    $995,767
Other income, net of other
  deductions                         692        587       3,370       2,411
                                --------   --------    --------    --------
                                 199,317    208,890     997,216     998,178

Cost of sales                    153,160    158,070     740,341     739,234
Selling, general and
  administrative costs            41,147     38,590     174,586     172,230
Depreciation                       7,348      7,454      29,481      29,117
Interest                           4,205      4,537      19,219      20,316
Provision for doubtful accounts    2,859      1,735      11,405       5,452
                                --------   --------    --------    --------
                                 208,719    210,386     975,032     966,349
                                --------   --------    --------    --------
Earnings (loss) before
  income taxes                    (9,402)    (1,496)     22,184      31,829
Provision for income
  taxes (benefit)                 (3,338)      (508)      7,228      10,835
                                --------   --------    --------    --------
NET EARNINGS (LOSS)             $ (6,064)  $   (988)   $ 14,956    $ 20,994
                                ========   ========    ========    ========

NET EARNINGS (LOSS) PER SHARE     $(0.58)    $(0.10)      $1.43       $2.03

Average shares outstanding        10,517     10,386      10,458      10,350

===============================================================================

  NOTE: New store preopening expenses had the effect of reducing earnings per share by $.03 for the thirteen weeks ended April 29, 1995.

=============================================
Condensed Consolidated
Balance Sheets (Unaudited)
(in thousands)
=============================================

Assets                    4/29/95    4/30/94
                          -------    -------
Current assets:
Cash and
 equivalents             $  2,271   $  1,819
Accounts receivable,
 net                      136,703    183,744
Merchandise
 inventories              179,383    168,105
Other current assets       17,466     11,546
                         --------   --------
Total current assets      335,823    365,214
Property, fixtures and
 equipment, net           318,604    301,803
Other assets                9,157      6,556
                         --------   --------
                         $663,584   $673,573
                         ========   ========

Liabilities and
Shareholders' Equity

Current liabilities:
Notes payable            $ 46,500   $ 65,000
Accounts payable           74,203     69,681
Other                      29,053     27,067
                         --------   --------
Total current
 liabilities              149,756    161,748
Long-term debt and
 capital lease
 obligations              201,288    204,917
Other liabilities          59,057     58,483
Shareholders' equity      253,483    248,425
                         --------   --------
                         $663,584   $673,573
                         ========   ========


            DEPARTMENT STORES
      Philadelphia     Exton
           Ardmore     Christiana
       Cherry Hill     Burlington
       Springfield     Concord
  Plymouth Meeting     The Court at
         Neshaminy       King of Prussia
           Echelon     Willow Grove Park
        Concord Home Furnishings


               CLOVER STORES
           Marlton     Warrington
         Blackwood     Cheltenham
       Cinnaminson     Whitehall Mall
       Morrisville     Palmer Park
     Center Square     Rising Sun Plaza
    Baltimore Pike     Township Line
          Westmont     Park City
           Andorra     Penrose Plaza
    Frankford Ave.     Whiteland
      Cottman Ave.       Towne Center
        Bucks Mall     Shore Mall
       Mercerville     Kirkwood Plaza
       Granite Run     Ralph's Corner
               Brandywine

                Gallery
          (Opens Summer 1995)

- ---------------------------------------------------------

             TRANSFER AGENT AND RECORD KEEPER

            Please direct address changes and
            inquiries regarding stock transfer,
            registration and record keeping to:

           Chemical Mellon Shareholder Services
                       P.O. Box 444
                   Pittsburgh, PA 15230

